Exhibit 10.1

Execution Version

August 12, 2019

Crescent Capital BDC, Inc.

11100 Santa Monica Boulevard, Suite 2000

Los Angeles, CA 90025

Re:	Transaction Support; Advisory Agreement Amendment

This letter is with reference to (a) the Investment Advisory Agreement, dated as of June 2, 2015 (the “Advisory Agreement”), between Crescent Capital BDC, Inc., a Delaware corporation (the “Company”), and CBDC Advisors, LLC, a Delaware limited liability (the “Advisor”), and (b) the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, Atlantis Acquisition Sub, Inc. a Maryland corporation (“Acquisition Sub”), Alcentra Capital Corporation, a Maryland corporation (“Atlantis”), and, solely for purposes set forth therein, the Advisor. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1. In reference to the foregoing, the Company and the Advisor, as the Company’s investment adviser, agree that:

(a) Transaction Support. At or prior to the Effective Time, the Advisor shall deposit, or cause to be deposited with the Exchange Agent, cash in an aggregate amount necessary to pay the Parent External Adviser Cash Consideration portion of the Merger Consideration in accordance with the terms and conditions set forth in the Merger Agreement and, following the Effective Time, the Exchange Agent shall pay the Parent External Adviser Cash Consideration in accordance with such terms and conditions. Nothing in this letter shall be deemed to limit the Advisor’s obligations under Article II of the Merger Agreement.

(b) Investment Advisory Agreement Amendment. If, and only if, the Mergers are consummated in accordance with the terms and conditions set forth in the Merger Agreement, the Advisor shall enter into an amended and restated Advisory Agreement to implement the terms that are set forth in Exhibit B to the Merger Agreement (the “Advisory Agreement Amendment”), effective upon the consummation of the Mergers.

(c) Expense Reimbursement. Promptly following the consummation of the Mergers, the Advisor shall reimburse the Company for up to $1,419,000 of documented, out-of-pocket expenses paid or payable by the Company in connection with the Merger Agreement or the transactions contemplated thereby.

(d) Responsibility for Merger Agreement Payments. Any fees or monetary damages that become payable under the Merger Agreement shall be the responsibility of the Company and not the Advisor; provided, however, in the event that the Advisor (i) fails to deposit, or cause to be deposited with the Exchange Agent, cash in an aggregate amount necessary to pay the Parent External Adviser Cash Consideration portion of the Merger Consideration in accordance with the terms and conditions set forth in the Merger Agreement, (ii) fails to enter into the Advisory Agreement Amendment upon the consummation of the Mergers in accordance with the terms and conditions set forth in the Merger Agreement, or (iii) otherwise breaches or fails to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement in a manner that would permit the Company to terminate the Merger Agreement pursuant to Section 8.1(c)(i) thereof, and, in either case, such failure gives rise to an obligation of the Company to pay any fees or monetary damages under the Merger Agreement, then the Advisor shall indemnify and/or reimburse the Company for any such payments.

2. Indemnification. The parties acknowledge that the indemnification and other provisions of Section 9 of the Advisory Agreement apply with respect to the Advisor’s involvement in the transactions contemplated by the Merger Agreement and the transactions contemplated by this letter; provided that the Advisor shall not be entitled to indemnification pursuant to Section 9 of the Advisory Agreement for any liability of the Company or the Advisor that is finally, judicially determined to have arisen solely out of the breach by the Advisor of its obligations under this letter or the Merger Agreement. Notwithstanding anything herein to the contrary, the Advisor shall not be obligated to indemnify the Company under this paragraph 2 to the extent such indemnification would be duplicative of any indemnification provided by the Advisor under paragraph 1(d) herein.

3. Parties in Interest; No Third-Party Beneficiaries. This letter is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

4. Amendments. This letter may be amended by mutual written consent of the Company and the Advisor, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

5. Entire Agreement; Governing Law. This letter contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof; provided that nothing herein shall be deemed to supersede or modify any provisions in the Advisory Agreement. This letter shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

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Sincerely,

CBDC ADVISORS, LLC

By:	/s/ Jason Breaux
Name:	Jason Breaux
Title:	Chief Executive Officer, CBDC

By:	/s/ George P. Hawley
Name:	George P. Hawley
Title:	General Counsel

ACKNOWLEDGED AND AGREED TO:

CRESCENT CAPITAL BDC, INC.

By:	/s/ Jason Breaux
Name:	Jason Breaux
Title:	Chief Executive Officer